Exhibit 1.03

Investor Relations Monish Bahl CDC Corporation 678-259-8510 mbahl@cdcsoftware.com	Media Relations Lorretta Gasper CDC Corporation 678-259-8631 lgasper@cdcsoftware.com

CDC Corporation to Receive $6.5 Million Dividend from China.com Portfolio Company

Total Dividends Received so far from Company’s Investment Portfolio

Has Exceeded $146 Million since 2008

HONG KONG, ATLANTA, September 13, 2010 — CDC Corporation (NASDAQ: CHINA/CHIND), a leading China-based value-added operator of, and growth investor in, hybrid (SaaS/On-Premise) enterprise software, IT Services, and New Media assets, today announced that the board of directors of China.com, its public listed new media portfolio company in Hong Kong, has approved a special dividend of $0.08 per share, or $8.2 million to shareholders. CDC Corporation owns approximately 79 percent of China.com and, as a result, is expected to receive $6.5 million in dividends from the planned issuance on Oct. 4, 2010.

Most of the dividends received to date have been used by CDC Corporation to repurchase, through its wholly-owned subsidiary, CDC Delaware Corp., almost $126.8 million in principal amount of its 3.75 percent Senior Exchangeable Convertible Notes Due 2011 from all 11 original purchasers of the Notes, as well as for the repurchase of its own shares on the open market.

“Our goal with our investment portfolio is to provide superior returns,” said Peter Yip, CEO of CDC Corporation. “We also hope that the yield to our shareholders will exceed alternative choices they may have for investments. We believe the fine performance we have been seeing in our investment portfolio clearly reinforces the value in our long-term strategy of bringing our operational expertise to assets we operate and invest in, which we believe can deliver added value to our portfolio companies.”

CDC Corporation also indirectly invests, through China.com, in a China-focused private equity fund investing in some of the leading China-based enterprises, and CDC Corporation has received approximately $1.4 million in dividends from this fund since 2009. CDC Corporation expects more dividend distributions from this fund since a number of their portfolio companies are recently publicly listed in the China and Hong Kong stock exchanges and even more companies are in the process of planning public listings.

Yip commented, “CDC is very pleased with the impressive return of our investment in China and CDC plans to work with the portfolio companies of this fund to help them optimize operational efficiencies and improve compliance in the future. CDC is seeking either to invest or co-manage in more China-focused funds, or launch similar funds in China. This will allow CDC shareholders to participate in the returns of the fast growing China economy especially in the high tech and new media sectors.”

CDC Corporation also has made a strategic investment in a Greycroft Partners’ fund. Greycroft Partners, is a venture capital firm focused on early stage companies, primarily in the digital media sector. Greycroft Partners is founded by Alan Patricof, its managing director, and who funded early stages companies that are now known as leaders in industries such as personal computing and the Internet.

Yip added, “CDC is pleased to be invited as a strategic value-added partner to co-invest with Greycroft in exciting cloud computing companies, such as Marketbright a cloud marketing automation company. Already, we have helped Marketbright promote more cost efficient research and development through leveraging R&D operations in China and implementing our agile development processes from CDC Software, one of our core portfolio companies. In addition. we are already seeing success for Marketbright to cross sell their solution into the 8,000 global customers base of CDC Software.”

About CDC Corporation

CDC Corporation is a China-based value-added operator of, and growth investor in, hybrid (on premise and SaaS) enterprise software, IT, and new media businesses. The company pursues two value-added investment strategies. The first strategy includes actively managing majority interests in its core portfolio of hybrid enterprise software, IT services and New Media businesses, adding value by driving operational excellence, top-line growth and overall profitability. The second strategy includes identifying and executing on opportunities to co-invest with leading venture capital and private equity funds through minority interests in fast growth companies in emerging markets related to CDC Corporation’s core assets. This second strategy, which complements the first, helps to mitigate risk and enhance deal flow for the company. CDC Corporation expects to deliver superior returns and additional value for its shareholders through these strategies, as well as through its plans to declare and pay regular dividends in the form of registered shares of its publicly listed subsidiaries and other assets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our anticipated receipt of a dividend from China.com, including the timing thereof, our plans and expectations with respect to any potential declaration and payment of pay dividends by CDC Corporation, if at all, in shares, cash or a combination thereof, including the timing and amount thereof and the receipt of any requisite approvals and the satisfaction of any required conditions, our beliefs regarding the value of CDC Corporation’s shares and the underlying components thereof, our beliefs regarding unlocking shareholder value and the potential effect of any dividend in furthering this objective, our expectations regarding the continuation of receiving any future or additional dividends or returns from our majority and minority direct and indirect investments and any amounts thereof, if at all, our beliefs regarding our strategies for providing value, our goals and expectations regarding any potential yields to our shareholders, and other statements that are not historical fact, the achievement of which involve risks, uncertainties and assumptions. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements. If any such risks or uncertainties materialize or if any of the assumptions proves incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2009 on Form 20-F filed on June 30, 2010. CDC Corporation dividends may be declared by the board of directors of CDC Corporation in its sole discretion, considering several factors, some of which may be beyond CDC Corporation’s control. No assurances can be given that CDC Corporation, or any of its subsidiaries, affiliates, or minority or majority investments or business units, will declare and pay an in-kind dividend or any other type of dividend now or in any future period. Future dividends, if any, may be paid at reduced rates and amounts than those that may have been previously-provided, or any such dividends may even be eliminated. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise. Historical results are not indicative of future performance. For these and other reasons, investors are cautioned not to place undue reliance upon any forward-looking statement in this press release.